Exhibit 5.1

January 19, 2012

Matador Resources Company

5400 LBJ Freeway, Suite 1500

Dallas, TX 75240

Re:	Matador Resources Company
Registration Statement on Form S-1, Registration No. 333-176263

Ladies and Gentlemen:

We have acted as counsel to Matador Resources Company, a Texas corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1, Registration No. 333-176263 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 12, 2011, as thereafter amended or supplemented. The Registration Statement relates to (a) the issuance by the Company of shares of common stock, par value $0.01 per share (the “Common Stock”), together with any additional shares of Common Stock proposed to be sold pursuant to an over-allotment option (the “Company Over-allotment Option”) granted by the Company to the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among the Company and the Underwriters (the “Company Shares”), and (b) the sale by the selling shareholders listed in the Registration Statement (the “Selling Shareholders”) of shares of Common Stock of the Company, together with any additional shares of Common Stock proposed to be sold pursuant to an over-allotment option (the “Selling Shareholder Over-allotment Option” and together with the Company Over-allotment Option, the “Over-allotment Option”) granted by the Selling Shareholders to the Underwriters named in the Underwriting Agreement (the “Selling Shareholders Shares” and, together with the Company Shares, the “Shares”). 262,500 Shares representing the Selling Shareholders Shares underlie currently outstanding stock options (the “Stock Options”) which are to be exercised pursuant to the terms of the Underwriting Agreement (the “Option Shares”). The Company and the Selling Shareholders will sell in the aggregate up to 15,333,334 Shares, including the Over-allotment Option.

We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

Matador Resources Company

January 19, 2012

We are admitted to practice law in the State of Texas, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the state laws of the State of Texas (including the statutory provisions and reported judicial decisions interpreting the state laws of the State of Texas).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) upon payment and delivery in accordance with the Underwriting Agreement approved by the Pricing Committee of the Board of Directors of the Company (the “Pricing Committee”) and the Selling Shareholders, the Company Shares will be duly authorized, validly issued, fully paid and nonassessable, (2) upon payment and delivery in accordance with the Underwriting Agreement approved by the Pricing Committee and the Selling Shareholders, the Selling Shareholders Shares (other than the Option Shares) are duly authorized, validly issued, fully paid and nonassessable, (3) the Option Shares to be issued upon exercise of the Stock Options have been duly authorized for issuance by the Board of Directors of the Company upon due exercise of the Stock Options by the holders thereof in accordance with the terms of the Stock Options, and (4) when issued upon due exercise of the Stock Options by the holders thereof in accordance with the terms of the Stock Options, the Option Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ Haynes and Boone, LLP